EXHIBIT 11

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                   THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)                   2000              1999            2000            1999
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
Weighted average common shares outstanding                           72,442,663     67,502,175         72,627,811        66,912,004
                                                                 ==================================================================
Net income                                                               37,463         30,585             69,055            50,286
                                                                 ==================================================================
Earnings per common share                                          $       0.52    $      0.45        $      0.95       $      0.75
                                                                 ==================================================================

DILUTED EARNINGS PER SHARE:
Weighted average common shares outstanding                           72,442,663     67,502,175         72,627,811        66,912,004
Dilutive effects of stock options                                     9,827,661     14,697,986         10,241,271        15,135,774
Dilutive effect of convertible subordinated notes                     3,950,095             --          3,519,447                --
                                                                 ------------------------------------------------------------------

Weighted average common shares and common share equivalents
outstanding                                                          86,220,419     82,200,161         86,388,529        82,047,778
                                                                 ==================================================================
Net income                                                               37,463         30,585             69,055            50,286

Add: After-tax interest expense on 3% Convertible
Subordinated Notes                                                        1,294             --              2,309                --
                                                                 ------------------------------------------------------------------

Net income, as adjusted                                                  38,757         30,585             71,364            50,286
                                                                 ==================================================================

Earnings per common share and common share equivalents             $       0.45    $      0.37        $      0.83       $      0.61
                                                                 ==================================================================


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